AMENDMENT TO ADMINISTRATION AGREEMENT

This AMENDMENT (the “Amendment”) is made as of June 1, 2014, to the Administration Agreement dated as of May 1, 2007, as amended (the “Agreement”), by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”) and each management investment company identified on Schedule A thereto (each such investment company and each management investment company made subject to such Agreement in accordance with Section 1 thereof shall hereinafter be referred to as a “Trust”).

WHEREAS, pursuant to the Agreement, State Street provides certain administrative services to separate series of the Trust (each such series and each such series made subject to the Agreement in accordance with Section 1 thereof shall hereinafter be referred to as a “Fund”); and

WHEREAS, the parties desire to extend the term of the Agreement.

NOW, THEREFORE, the parties hereto agree to modify and amend the Agreement as follows:

1. DEFINITIONS. Terms used but not defined herein shall have the meanings given to them in the Agreement.

2. SECTION 14. Section 14 of the Agreement, “Term, Termination and Amendment,” is hereby replaced in its entirety by the following:

“This Agreement shall remain in full force and effect for an initial term ending May 31, 2019 (the “Initial Term”). Following the Initial Term, with respect to each Trust or Fund, this Agreement shall continue in full force and effect until the first to occur of: (a) termination by the Administrator by an instrument in writing delivered or mailed to such Trust or Fund, such termination to take effect not sooner than ninety (90) days after the date of such delivery; or (b) termination by such Trust or Fund by an instrument in writing delivered or mailed to the Administrator, such termination to take effect not sooner than sixty (60) days after the date of such delivery. During the Initial Term and thereafter, either party may terminate this Agreement upon notice (or such later date specified in the notice): (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice of such breach, (ii) in the event that a party to this Agreement determines that there is a reasonable basis to conclude that the other party is insolvent or that the financial condition of such party is deteriorating in any material respect, in which case termination shall take effect upon such party’s receipt of written notice of termination, or at such later time as the notifying party shall designate, or (iii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any Trust or Fund, the applicable Trust shall pay Administrator its compensation due through the effective date of such termination (the “Termination Date”) and shall reimburse Administrator for its reasonable costs, expenses and disbursements incurred through the Termination Date.

During the Initial Term, in the event of any Trust’s termination of this Agreement with respect to such Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph, (i) the applicable Trust shall be required to provide the Administrator at least one (1) year’s notice of the Termination Date (or, to the extent that such notice is delivered after June 1, 2018 with a specified Termination Date of May 31, 2019 or later, such shorter period of time that remains in the Initial Term), and (ii) on the Termination Date, the applicable Trust shall pay the Administrator its compensation due through the Termination Date and shall reimburse Administrator for its reasonable costs, expenses and disbursements incurred through the Termination Date; provided, however, that if the applicable Trust provides less than one (1) year’s notice of a Termination Date prior to May 31, 2019, then on the Termination Date the Trust shall pay the Administrator its compensation due through the date occurring one (1) year (or such shorter period remaining to May 31, 2019) after the date of delivery of such notice (based upon the average compensation previously earned by Administrator with respect to such Trust or Fund for the three (3) calendar months most recently preceding the delivery date of such notice) and shall reimburse the Administrator for its reasonable costs, expenses and disbursements incurred through the Termination Date. For the avoidance of doubt, clause (i) and (ii) of this paragraph will not apply in the event of any transaction such as (a) the liquidation or dissolution of a Trust or a Fund and distribution of such Trust’s or Fund’s assets, (b) a merger of a Trust or Fund into, or the consolidation of a Trust or Fund with, another entity, or (c) the sale by a Trust or Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to such Trust or Fund (or its respective successor).

Termination of this Agreement with respect to any one particular Trust or Fund shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Fund. For the avoidance of doubt, the parties agree that any future funds or portfolios sponsored or advised by RS Investment Management Co. LLC are not obligated to retain the Administrator to render services as Administrator under this Agreement.

This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.”

2. RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

3. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. A copy of the Declaration of Trust of each Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Amendment is executed on behalf of the Trustees of the Trusts as Trustees and not individually and that the obligations of this Amendment are not binding upon any of the Trustees or shareholders of the Funds individually but are binding only upon the assets and property of the applicable Funds.

4. SCHEDULE A. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed as of the date first set forth above.

EACH OF THE ENTITIES SET FORTH ON SCHEDULE A TO THE AGREEMENT, AS AMENDED

/s/ Matthew H. Scanlan
Name: Matthew H. Scanlan
Title: President

STATE STREET BANK AND TRUST COMPANY

/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s) and Classes of Shares

Funds	Classes
RS Investment Trust, on behalf of:

RS China Fund	A, C, K, Y
RS Emerging Markets Fund	A, C, K, Y
RS Emerging Markets Small Cap Fund	A, C, Y
RS Floating Rate Fund	A, C, K, Y
RS Global Fund	A, C, K, Y
RS Global Natural Resources Fund	A, C, K, Y
RS Growth Fund	A, C, K, Y
RS High Income Municipal Bond Fund	A, C, Y
RS High Yield Fund	A, C, K, Y
RS International Fund	A, C, K, Y
RS Investment Quality Bond Fund	A, C, K, Y
RS Investors Fund	A, C, K, Y
RS Large Cap Alpha Fund	A, C, K, Y
RS Low Duration Bond Fund	A, C, K, Y
RS Mid Cap Growth Fund	A, C, K, Y
RS Partners Fund	A, K, Y
RS Select Growth Fund	A, C, K, Y
RS Small Cap Equity Fund	A, C, K, Y
RS Small Cap Growth Fund	A, C, K, Y
RS Strategic Income Fund	A, C, K, Y
RS Tax-Exempt Fund	A, C, Y
RS Technology Fund	A, C, K, Y
RS Value Fund	A, C, K, Y

RS Variable Products Trust, on behalf of:

RS Emerging Markets VIP Series	I
RS High Yield VIP Series	I
RS International VIP Series	I
RS Investment Quality Bond VIP Series	I
RS Large Cap Alpha VIP Series	I
RS Low Duration Bond VIP Series	I
RS Money Market VIP Series	I
RS S&P 500 Index VIP Series	I
RS Small Cap Growth Equity VIP Series	I